Exhibit 4.15

Equity Transfer Agreement

Contract No.: YS-20250822-STA-001

between

Foshan Yunsheng Enterprise Management Co., Ltd.

Seal: Foshan Yunsheng Enterprise Management Co., Ltd.

and

Beijing Lirongxing Business & Technology Co., Ltd.

Seal: Beijing Lirongxing Business & Technology Co., Ltd.

on

Jiuxing Insurance Brokerage Co., Ltd.

Seal: Jiuxing Insurance Brokerage Co., Ltd.

Date: August 27, 2025

This Equity Transfer Agreement (the “Agreement”) was concluded among the following parties in Shunde District, Foshan City on August 27, 2025:

Foshan Yunsheng Enterprise Management Co., Ltd., a limited liability company established and validly existing under the laws of the People’s Republic of China, with its legal address at Unit 3912, Building 4, Xinbao Plaza, No.46 Tianhong Road, Foshan Xincheng, Lecong Community, Lecong Town, Shunde District, Foshan City, Guangdong Province, Unified Social Credit Code: 91440606MA57CEJM7C, hereinafter referred to as “Yunsheng”.

Beijing Lirongxing Business & Technology Co., Ltd., a limited liability company established and validly existing under the laws of the People’s Republic of China, with its legal address at Room 601-5, 6/F, Building 11, Zone 4, Wangjing East Garden, Chaoyang District, Beijing, Unified Social Credit Code: 91110105697748974F, legally represented by Yang Yan, hereinafter referred to as “Lirongxing”.

Jiuxing Insurance Brokerage Co., Ltd., a limited liability company established and validly existing under the laws of the People’s Republic of China, with its legal address at No.7 inside No. 1001, 10/F, Building 11, Zone 4, Wangjing East Garden, Chaoyang District, Beijing, Unified Social Credit Code: 91110105MA00J5UU0K, legally represented by Tan Jiahui, hereinafter referred to as “Jiuxing”

Yunsheng, Lirongxing and Jiuxing are hereinafter individually referred to as “party” and collectively referred to as “the parties”. For the convenience of expression, Yunsheng is referred to as the “Transferee”, Lirongxing as the “Transferor”, and the Transferor and Transferee are collectively as the “parties”.

Preface

Whereas:

A. The registered capital of Jiuxing Insurance Brokerage Co., Ltd. (hereinafter referred to as the “Target Company”) (Legal Address: No.7 inside No. 1001, 10/F, Building 11, Zone 4, Wangjing East Garden, Chaoyang District, Beijing; Unified Social Credit Code: 91110105MA00J5UU0K; Legal Representative: Tan Jiahui; Business Scope: insurance brokerage; insurance agency) is RMB 50 million, which has been fully paid by the shareholders. (Market entities shall independently choose and carry out business activities according to law. Business activities subject to approval according to law shall be conducted upon approval of the relevant authorities according to the approved contents. No business activities prohibited and restricted by the national and local industry policies shall be conducted.)

The registered equity holder of the Target Company is Lirongxing, which holds 100% of the shares. The Target Company has been approved for operation and currently validly exists.

B. Lirongxing wishes to transfer 100% equity of the Target Company to Yunsheng in the manner stipulated hereunder.

C. Yunsheng wishes to accept the transfer 100% equity of the Target Company from Lirongxing in the manner and proportion stipulated hereunder.

Therefore, through friendly negotiation and in accordance with the principles of equality, reciprocity and good faith, the parties have agreed on the following terms and conditions regarding the equity transfer of the Target Company:

Article I Definition and Interpretation

1.1  In this Agreement, unless otherwise provided in the context, the words used herein shall have the following meanings:

“Agreement”	Means this Equity Transfer Agreement, its annexes, and the written documents for the parties hereto to amend, supplement or modify this Equity Transfer Agreement from time to time by formally signing written agreements.
“China”	Means the People’s Republic of China (for the sake of simplicity and jurisdiction, the Hong Kong Special Administrative Region, Taiwan and Macao Special Administrative Region shall be excluded herein).
“Target Company”	Means Jiuxing Insurance Brokerage Co., Ltd.
“Administration for Industry and Commerce”	Mean the State Administration for Market Regulation, its local administrations for regulation and local offices at various levels in China.
“Approval Authorities”	Means Chinese administrations for market regulation and their local authorities, and all other governmental and regulatory authorities responsible for examining and approving or issuing the licenses, authorizations, registrations or approvals necessary for the completion of the transactions set out in this Agreement and any other transaction documents.
“Regulatory Authorities”	Mean the National Financial Regulatory Administration, its local administrations for regulation and local offices at various levels in China.
“Government Authorities”	Mean the government bodies or authorities of China, including central, provincial, municipal and other government bodies or authorities at all levels, and their successors.
“Working Day”	Means a working day of banks in China (excluding Saturdays, Sundays and public holidays in China).
“Equity”	Means the equity in the Target Company, which is 100% held by the Transferor.
“Equity Closing”

Means that the Transferor transfers 100% equity of the  Target Company held by it to the name of the Transferee according to the provisions of the Agreement, and completes the industrial and commercial change registration, and the administration for market regulation will issue a new business license to the Target Company accordingly.

“Equity Closing Date”

Means the date on which the equity closing is completed, subject to the date on which the administration for market regulation issues a new business license to the Target Company after the industrial and commercial change registration of the equity transfer of the Target Company under the Agreement.

“Actual Delivery”

Means that after the equity closing, the Transferor actually delivers all the assets, business contracts, financial information, seals, licenses and other materials of the Target Company to the Transferee, so that the Transferee may obtain the actual control of the Target Company.

“Actual Delivery Date”	Means the date on which the actual delivery is completed.
“Transition Period”	Means the period from the date of the Agreement to the date of completion of actual delivery.
“Debts”

Mean any and all obligations of the Target Company arising out of business operations, borrowings, debt financing, or in replacement or exchange of borrowings and debt financing, guarantees, litigation or arbitration (including but not limited to obligations related to principals, fruits, any applicable advances, indemnification costs or other premiums, fees and penalties).

“Value Date”	Means the base date of the appraisal report as well as the annual audit report provided by the Target Company, specifically December 30, 2024.
“Related Parties”

In relation to any persons, mean any persons or any third parties controlling, directly or indirectly or through one or more intermediaries, controlled by, or under common control with, directly or indirectly, with any third parties.

“Sales Branches”

Mean all branches of the Target Company the information of which disclosed by the administration for market regulation at the time of executing the Agreement shows that they have not yet been cancelled.

“Excluded Assets”	Mean any other fixed assets and physical current assets of the Target Company other than those listed in Annex II (List of Retained Assets).
“Taxes and Fees”	Means taxes or fees of any kind, and interests, penalties
and late fees arising therefrom payable by any party as required by the laws of China.
“Transaction Documents”	Mean any document formed for the purpose of completing the transactions under the Agreement.
“Filing Contract”	Means the contract version in the standard format prescribed by the government for handling the related equity transfer procedures with government authorities after the execution of the Agreement.

1.2 Interpretation

(1) The titles of the Agreement are for the convenience of reading only and shall not affect the interpretation and validity of the Agreement;

(2) Unless otherwise provided in the context, any reference to articles, paragraphs and annexes hereto shall mean the “articles”, “paragraphs” and “annexes” of the Agreement. The annexes hereto shall be deemed to constitute an integral part of the Agreement;

(3) If a word (or phrase) is clearly defined hereunder, the expression or grammatical form constituted by such word (or phrase) shall have the corresponding specified meaning;

(4) The time and date at which a party hereto performs its obligations shall mean the time and date of the People’s Republic of China, and “within” and “no later than” in the dates hereunder shall include the numbers mentioned.

(5) Any reference to “including” herein shall mean including, but not limited to, matters enumerated or exemplified hereinafter;

(6) Any days mentioned herein shall mean calendar days, unless specifically stated as “working days”;

(7) If the date of performance of any action, act or obligation is not a “working day”, such performance shall be extended to the next “working day” thereafter;

(8) “Herein”, “hereunder”, “hereby” and the like shall mean the Agreement as a whole instead of only a specific article, clause, schedule, annex, form or any other part of the Agreement;

(9) All notices, documents, instructions or other written documents issued pursuant to the Agreement shall be written in Chinese.

Article II Prerequisites

2.1 The parties agree that the Transferee shall be obliged to pay for the equity transfer to the Transferor in accordance with Article IV of the Agreement only after all the following prerequisites are fulfilled and satisfied (or the Transferee agrees to waive them in writing) (If the completion time of related matters is otherwise provided hereunder, such provision shall prevail):

(1) The Transferor shall strictly perform all matters and obligations stipulated in Article IX, and earnestly perform all of its commitments and warranties in Article VIII and Annex I of the Agreement, without any inaccuracies such as falsification, forgery, concealment, omission, etc.;

(2) During the transition period, no material adverse changes shall occur to business operations, financial position or assets of the Target Company and its holding company;

(3) The Transferor and the Transferee have completed all examination and approval procedures with all internal authorities in accordance with the Articles of Association of the parties then in force for the execution and performance of the Agreement, including but not limited to obtaining resolution documents of the internal authorities approving the transactions under the Agreement, completing all other applicable internal examination and approval procedures, and issuing written supporting documents in this regard;

(4) The Transferor has obtained the appraisal report related to this equity transfer issued by a qualified asset appraisal organization, written consent and approval for this equity transfer from the approval authority stipulated by the laws of China;

(5) The approval authority has issued an approval approving all contents of the Agreement or the relevant agreements arranged under the Agreement and the Articles of Association. It has issued a new approval certificate to the Target Company for the equity transfer hereunder, the contents of which shall be consistent with the basic terms stipulated in the Agreement and the Articles of Association (if any);

(6) The Administration for Industry and Commerce has issued a new business license to the Target Company for the equity transfer hereunder. The contents of the business license shall be consistent with the basic terms agreed under the Agreement and the Articles of Association;

(7) During the period from the value date to the equity closing date, except for the liquidation of the claims and debts and the disposal of excluded assets carried out by the Transferor in accordance with Article IX, the assets and liabilities of the Target Company shall not be involved in any other circumstances that are substantially unfavorable to the Target Company.

2.2 If any of such prerequisites cannot be fulfilled and satisfied before September 30, 2025 (or the Transferee agrees to waive them in writing), and the failure to fulfill such prerequisites is not caused by the fault of the Transferee, the Transferee shall have the right to suspend the performance of the Agreement at any time, and may rescind the Agreement in accordance with Article XV of the Agreement and claim liability for breach of contract and compensation for losses from the Transferor according to the laws of China and the provisions of the Agreement, except for government reasons (including but not limited to non-approval by the approval authority, delay of examination and approval), force majeure and other reasons not attributed to the fault of the Transferor. The provisions of Article XVI shall apply to any disputes between the parties in this regard.

Article III Equity Transfer

3.1 Pursuant to the provisions of the Agreement, the Transferor agrees to transfer to the Transferee 100% equity in the Target Company held by it. Any rights and interests owned and enjoyed by the Target Company corresponding to and attached to such capital contribution, and any rights and interests under laws of China and obligations except as otherwise agreed hereunder in accordance with the terms and conditions of the Agreement. The Transferee agrees to transfer such equity, all the aforementioned rights and obligations from Lirongxing at a ratio of 100%.

3.2 Specific arrangements for equity transfer after the execution of the Agreement: Yunsheng and Lirongxing have entered into the Equity Transfer Agreement to acquire 100% equity of Jiuxing, thereby holding 100% equity of the Target Company.

3.3 Notwithstanding the foregoing Article 3.1, any debts and obligations that the Transferor fails to clear and dispose of in accordance with Article IX and other provisions of the Agreement, as well as debts and obligations of any nature and form that have not been disclosed by the Transferor and the Target Company, will not fall within the scope of the obligations to be transferred together with the equity in Article

3.1. Unless otherwise agreed by the parties, the Transferor shall continue to dispose of such debts and obligations, and the Transferee shall be entitled to recover such debts and obligations from the Transferor.

Article IV Equity Transfer Price

4.1 Both the Transferor and the Transferee agree that, after negotiation between the parties, the consideration for the equity transfer hereunder is RMB 10,300,000.00 (IN WORDS: TEN MILLION AND THREE HUNDRED THOUSAND YUAN) (hereinafter referred to as “equity transfer price”). The equity transfer price shall exclude the Target Company’s deposit of RMB 5,000,000 (IN WORDS: FIVE MILLION YUAN) in the depository account, and the deposit shall be paid separately.

4.2 Notwithstanding the provisions of the foregoing Article 4.1, the equity transfer price might also be deducted in accordance with the obligations of liability, payment or compensation arising from the Transferor’s breach of any provision hereof, asset impairment and increase in liabilities of the Target Company in respect of the matters not agreed, and other provisions of the Agreement that affect the equity transfer price. If such deduction occurs after the equity transfer price hereunder, or the balance of the equity transfer price is insufficient to deduct the deductible amount, the Transferee shall have the right to claim from the Transferor the refund of the corresponding equity transfer price and/or compensation for the difference.

4.3 The parties agree that the equity transfer price shall be paid by the Transferee directly to the Transferor in cash. Specifically, Yunsheng shall make the full equity transfer price (i.e. RMB 10,300,000.00) to Lirongxing, a shareholder of Jiuxing. Without prejudice to any rights of the Transferee under the laws of China and the Agreement, the Transferee shall remit equity transfer price payable to the Transferor’s escrow account in installments in accordance with the following arrangements:

Account Name: Beijing Lirongxing Business & Technology Co., Ltd.

Account Number: 15613248450086

Bank: Ping An Bank Foshan Branch Business Department

(1) First installment payment: Within 3 working days after the execution of the Equity Transfer Agreement and the Filing Contract, and the execution of the Co-management Agreement between the Transferor and the Transferee on the seal and license of the Target Company, the Transferee shall pay the first installment to the Transferor, that is, 30% of the equity transfer price (including the intention deposit of RMB 300,000). After receiving the first installment, Party B shall complete the existing business, unfinished contracts and financial clearing;

(2) Second installment payment: Within 3 working days after the Transferor and the transferee realize the joint management of the seal, license and USB-key of the Target Company according to the Co-management Agreement, and the shareholders, legal representatives, directors, supervisors, general managers and other officers of the Target Company are changed to the Transferee or the personnel designated by the Transferee, the related labor and personnel matters are handled, and the new business license of the Target Company is received (if it is later than the equity closing date agreed in 5.1, it will be determined according to the actual date on which the new business license is received), the Transferee shall pay 40% of the equity transfer price to the Transferor;

(3) Third installment payment: Within 3 working days after the financial regulatory authority completes the filing of shareholder change, completes the formalities for bank information change and USB-key change of the Target Company, and all licenses, personnel files, financial account books and vouchers and other related materials are actually delivered, the Transferee shall pay the remaining 30% equity transfer price and the deposit of RMB 5,000,000 in the book assets of the Target Company (IN WORDS: FIVE MILLION YUAN) to the Transferor. Prior to any above installment equity transfer price, the Transferee shall not be obliged to pay for equity transfer mentioned above to the Transferor if the Transferor fails to perform and satisfy the prerequisites under Article 2.1 and/or breaches any of the representations, statements, commitments and warranties made by the Transferor under Article 8.2.

4.4 To ensure that the Transferee obtains the qualification for insurance broker to carry out business, the parties agree as follows: (1) If the Transferee does not obtain the approval documents of the approval authority or regulatory authority for the change of the legal representative and shareholders of the Target Company or the filing of the change of related legal representative and shareholders fails, or the National Insurance Intermediary’s License of the Target Company cannot be renewed normally due to the Transferor’s violation of the commitments and warranties specified hereunder, resulting in the unsuccessful overall equity acquisition, the Transferor shall refund all sums already paid by Transferee within 3 working days;

(2) The Transferor shall assist the Transferee in the whole process and must complete the financial accounts, tax payment, business completion and other matters for the month of the actual delivery date.

Article V Equity Closing

5.1 The parties agree that, unless otherwise agreed between the parties in writing, the Equity Closing Date shall be no later than September 30, 2025.

5.2 Before the equity closing date, the Transferor shall not transfer the equity of the Target Company to any third party, contact or negotiate with a third party for equity transfer, mortgage, pledge or impose encumbrance of any third party on the equity, to ensure that the equity of the Target Company may be legally transferred to the Transferee without any compulsory measures such as judicial freezing on the equity closing date, and without encumbrance.

5.3 Before the equity closing, the Transferor shall ensure that it has fulfilled and satisfied the prerequisites required under Article II except for Article 2.1.(6) and fulfilled all obligations required under Article IX, and commits no breach of any representations, statements, commitments and warranties under Article 8.2. Otherwise, the Transferee shall have the right to suspend the equity closing and may resort to the remedies stipulated under the laws of China and the Agreement.

5.4 Before the equity closing date, the Transferor shall not commit any violation of the provisions of Article 6. Otherwise, the Transferee shall have the right to decide whether to proceed with the equity closing at its sole and absolute discretion according to the Transferor’s breach, and decide whether to rescind the Agreement.

5.5 Before the equity closing, the parties shall prepare all documents required for the registration of the change of equity transfer before the equity closing date in accordance with the provisions of Article 11.2 and Article 11.3.

5.6 If it is necessary to sign a filing contract in the process of equity closing, that is, if an equity transfer contract is concluded according to the standard form contract provided by the administration for industry and commerce to complete the registration and filing of equity transfer, the parties shall modify and supplement the standard form contract to reflect the terms and conditions contained herein as far as possible. The parties agree and acknowledge that in the event of any inconsistency between the equity transfer contract in the standard format and the Agreement, the Agreement shall prevail.

5.7 If the equity closing cannot be completed before the equity closing deadline specified in Article 5.1 due to the fault of one party, the non-default party shall have the right to decide at its sole and absolute discretion without prejudicing other rights of the non-default party:

(1) Give the default party a 15-day correction period to urge it to proceed with the equity closing; or

(2) Rescind the Agreement immediately.

After the non-default party determines and grants the grace period specified in Article 5.7. (1) above, if the equity closing still cannot be completed due to the reasons of the default party, the non-default party shall have the right to decide whether to proceed with the equity closing or rescind the Agreement at its sole and absolute discretion.

Article VI Arrangements for the Transitional Period

6.1 During the transition period, the parties shall be liable for their respective profits and losses arising from the normal insurance brokerage business according to their actual business operations. If the Transferor’s business continues until the actual delivery, and actual operating profits or losses are incurred in the related business, the Transferee shall settle the profits with the Transferor after deducting necessary expenses. All losses shall be borne by the Transferor, and the Transferee shall be compensated for the losses caused thereby. Related losses shall be automatically offset against the outstanding equity transfer price (if any). The Transferee may continue to claim against the Transferor for the portion (if any) that is insufficient for deduction.

6.2 During the transition period, any business operation agreement concluded by the Target Company shall be reviewed or approved by the Transferee. The Transferor shall immediately obtain prior written consent from the Transferee for any disposal of any rights and interests of the Target Company, including cash expenditure, asset disposal or increase in liabilities equal to or exceeding RMB 100,000. If prior consent truly cannot be obtained from the Transferee, the Transferor shall inform the Transferee in writing immediately after the occurrence. If the Transferee does not accept such disposal, such disposal will be deemed to be a breach of Article 6.6. Where the parties otherwise agree, this clause shall not apply.

6.3 The Transferor agrees that during the transition period, it shall convene any Board of Directors meeting or shareholders’ meeting of any kind and nature by giving a reasonable prior written notice to the Transferee. If such Board of Directors meeting or shareholders’ meeting is convened in a manner other than in writing, the Transferee shall be entitled to appoint 1 representative to attend such meeting; If such meeting is convened in writing, the Transferor shall notify the Transferee in writing in advance of the matters to be resolved at the meeting and the written resolutions made. The Transferor shall provide all necessary convenient conditions for the proxies entrusted by the Transferee to attend the Board of Directors or shareholders’ meetings, and shall not impose any obstacles of any kind.

6.4 The Transferor undertakes to bind the directors appointed by it to the Target Company and the officers nominated by it to perform their duties and obligations in good faith in accordance with law during the transition period, without harming the legitimate rights and interests of the Transferee.

6.5 During the transition period, both the Transferor and the Transferee agree to seal up all seals of the Target Company (“Old Seals”, see Annex VI “Samples of New and Old Seals” for all seal samples), and the old seals sealed up shall be kept by the Transferor. During their sealing, if it is really necessary to use an old seal, such seal shall be jointly unsealed by the representatives of the Transferor and the Transferee. The seal use shall be recorded and signed under the joint supervision of the parties’ representatives. The seal shall be sealed up again after its use.

6.6 During the transition period, the Transferor shall ensure legal existence of the Target Company and compliance with applicable laws, regulations and policies. Except with the written consent of the Transferee or as otherwise agreed hereunder, the Transferor and the Target Company shall not commit the following acts:

(1) Sell or transfer assets, land use rights or intellectual property rights of the Target Company;

(2) Provide any form and nature of warranties in the name of the Target Company;

(3) Mortgage, pledge or impose any form of encumbrance on any assets of the Target Company;

(4) Expand the production scale of the Target Company or recruit new employees, or make any substantial changes to the major clauses of the Labor Contract, employees’ rank-based treatment and benefits that are still being performed during the transition period;

(5) Waive the creditor’s rights or other rights of the Target Company;

(6) Enter into any contract or agreement establishing the obligations of the Target Company;

(7) Enter into any related-party transactions with directors, supervisors, officers and their related parties;

(8) Bear additional debts in the name of the Target Company;

(9) Never amend the existing Articles of Association for any other purposes other than for the purpose of the Agreement;

(10) Engage in any conduct that cause the assets or business qualifications of the Target Company to be ineffective, invalid or the loss of the protection of rights;

(11) Compromise, settle, waive or release any right in any liability, claim, action, demand for payment or dispute in any civil, criminal, arbitral or any other legal proceedings in non-ordinary business (other than recovery of claims in ordinary business).

(12) Other acts for substantial disposal of interests in the Target Company.

6.7 If the Transferor violates the provisions of Article 6.6, the Transferee shall be entitled to seek compensation from the Transferor for any losses caused by such acts to the Target Company and/or the Transferee, in addition to the claims that may be resorted to under the laws of China and other provisions of the Agreement.

6.8 During the transition period, the labor costs of Tan Jiahui, the legal representative of the Target Company, shall be borne as agreed below: If the Transferee needs to conduct business and consent has been obtained from the Transferor, the labor costs shall be borne by the Transferee; If the Target Company does not conduct business as negotiated between the Transferee and the Transferor, the labor costs shall be borne by the Transferor; After the equity closing date, before the actual delivery date, and before Tan Jiahui, as the filing staff of the Financial Bureau, completes the change to the Transferee, the labor cost shall be equally borne by the Transferor and the Transferee. In addition to these, the Transferee shall not bear any other labor costs.

Article VII Actual Delivery

7.1 Both the Transferor and the Transferee agree that within three days after the Transferee has made the third installment payment in accordance with Article 4.3.(3), the Transferor shall actually deliver the Target Company to the Transferee, so that the Transferee may actually control the Target Company for operations management.

7.2 At the time of actual delivery, the Transferor shall ensure that all buildings (including offices, etc.) of the Target Company and their attachments may be smoothly and safely taken over by the Transferee. If the aforementioned takeover is not successfully completed for any reason other than the Transferee’s, the Transferor shall immediately remove such obstacle to complete the takeover. Otherwise, it shall be deemed that the Transferor has failed to complete the actual delivery. For the related tenancy agreements signed by the Target Company that are still being performed at the time of actual delivery, the Transferor shall ensure the full performance of the rights and obligations under these agreements (The related leased houses shall still be occupied and used by the Transferor, without being taken over by the Transferee). If the Transferor decides to rescind or surrender the lease before its expiry, the expenses incurred thereby shall be borne by the Transferor. The Transferor agrees that no less than 2 months will be reserved for the Transferee to complete the relocation of the registered address of the Target Company after the actual delivery, no matter whether the aforementioned tenancy agreements are rescinded or the lease is surrendered before their expiry.

7.3 At the time of actual delivery, the Transferor shall prepare a detailed list of all existing licenses, personnel files, financial account books, vouchers and other materials as handover documents. The final execution of such handover documents by both parties will constitute actual delivery, and the signed handover documents will be attached hereto as Annex V “List of Handover Articles and Documents”.

7.4 At the time of actual delivery, the Transferee shall activate all new seals of the Target Company, confirm the samples of the new seals together with the Transferor (as set out in Annex VI “Samples of New and Old Seals”), and jointly destroy all the old seals specified in Annex VI “Samples of New and Old Seals”.

7.5 Before the actual delivery, the Transferor shall properly handle the subsequent insurance service issues such as surrender and commission refund that might occur due to the operation of the Target Company before the actual delivery; If such problems still occur after the actual delivery, the Transferor shall solve them at its own expense; If the Transferor refuses to deal with the problems, the Transferee and/or the Target Company shall be entitled to recover from the Transferor for the liability incurred.

7.6 From the date of actual delivery and before the National Insurance Intermediary’s License of the Target Company expires (i.e., December 22, 2026), the Transferor shall assign 1 liaison officer to assist with the consultation on the license renewal, etc.

Article VIII Representations, Statements, Undertakings and Warranties

8.1 The Transferor agrees that the Transferor, in addition to the representations, statements, commits and warranties set out in this article and other provisions of this Agreement to the Assignee, also makes the representations, statements, commitments and warranties set out in Annex I, represents and warrants that such representations, statements, commitments and warranties are accurate and complete.

8.2 The Transferor shall make the following representations, statements, commitments and warranties to the Transferee:

(1) The Transferor is a limited company formally established, validly existing and fully qualified in accordance with the laws of the place where it was established or organized;

(2) The Transferor has obtained all necessary internal and governmental approvals or authorizations and owns the full legal right, power and authorization to enter into the Agreement and to perform all its obligations and responsibilities hereunder;

(3) The Transferor warrants that all representations, statements, commitments and warranties set out in Annex I and other provisions of the Agreement are true, accurate, complete, adequate, unconditional and unreserved in all respects on the date of the Agreement and actual delivery, and contain no misleading elements;

(4) The Agreement shall be legally binding on the parties from the time when it comes into force;

(5) The Transferor undertakes that in case of any violations of such representations, statements, commitments and warranties, it will notify the Transferee in writing in a timely manner, and the Transferor shall bear the corresponding liability for breach of contract in accordance with the laws of China and the provisions of the Agreement;

(6) At the time of signing the Agreement and on the equity closing date, the Transferor shall own legal, valid and complete ownership and shareholder rights in all the equity held by it in the Target Company, which is not subject to mortgage, pledge, lien, any creditor’s rights, third-party claims or any other forms of other rights in such equity; Without the written consent of the Transferee, the Transferor shall not impose any form of mortgage, pledge, lien, any creditor’s rights, third-party claim or other rights of any kind on any equity held by the Transferor;

(7) The Transferor shall be obliged to guarantee the correctness of such representations, statements, commitments and warranties. If such representations, statements, commitments and warranties are misleading, untrue or inaccurate, thus causing losses to the Transferee and the target company, the Transferee shall be entitled to deduct such losses from the equity transfer price or require the Transferor to immediately compensate and indemnify the Transferee and the Target Company in cash.

8.3 The Transferee represents, warrants and undertakes to the Transferor as follows:

(1) The Transferee is a limited liability company formally established, validly existing and legally qualified in accordance with the laws of China;

(2) The Transferee has sufficient authority and authorization (including all necessary government and corporate internal approvals) to sign and perform the Agreement;

(3) The Agreement shall be legally binding on the parties from the time when it comes into force;

(4) Neither the execution and delivery of the Agreement nor the performance of its obligations hereunder will (i) result in a violation of any law applicable to it; (ii) conflict with its Articles of Association or other organizational documents or (iii) result in a breach or non-performance of any agreement or instrument to which it is a party or which might be binding on it;

(5) The Transferee will pay for equity transfer as agreed herein;

(6) There are no circumstances that will affect the Transferee’s performance of any obligations hereunder.

Article IX Special Provisions

9.1 The Transferor agrees that before the equity closing date, the Transferor will properly dispose of and clear any other fixed assets and physical current assets of the Target Company (including the assets listed in the List of Real Estate Assets in Annex III) except for the assets listed in the List of Retained Assets in Annex II, so that the Target Company will no longer possess the legal ownership of such fixed assets and physical current assets. The Transferor shall also ensure that the disposal and clearing of such fixed assets and physical current assets will not have material adverse impacts on the Target Company. If any of such assets has not been disposed of and cleared in accordance with the aforementioned provisions, the Transferee may dispose of them on its own after actual delivery:

(1) If income is generated after deduction of the disposal expenses, the income shall be owned by the Target Company;

(2) If liabilities and losses arise after deducting the disposal expenses, the Transferor shall compensate for such liabilities and losses.

9.2 The Transferor undertakes that all employees of the Target Company have been listed in the Employee Roster in Annex VII, including those appointed by the Transferor to serve as managers of the Target Company, those who have formally entered into labor contracts with the Target Company, those who have de facto labor relationships with the Target Company, temporary employees, and those who do not actually have labor relationships with the Target Company (Although they have formal labor relationships with the Target Company, they do not actually work for the Target Company) and other types of personnel who have formal or de facto labor relationships with the Target Company. The Transferor shall independently settle all employees of the Target Company and arrange their work, so that they will not have any formal or de facto labor relationships with the Target Company on the equity closing date. The Transferor undertakes and agrees as follows:

(1) For employees settled and arranged by the Transferor at its sole discretion, all expenses of such employees shall be solely borne by the Transferor. If such expenses are borne by the Target Company, the Transferor shall compensate the Target Company or the Transferee in an equal amount;

(2) For the employees who are resettled and arranged by the Transferor at its sole discretion, if there is any need to pay wages, social insurance premiums and housing provident funds from the equity closing date to the actual delivery date, the Transferor shall solely bear them, and the assets and funds of the Target Company shall no longer be used;

(3) Before the actual delivery date, if any labor controversy or dispute, especially a mass incident, occurs in the Target Company, the Transferor shall be responsible for resolving it before the actual delivery date. If such controversy or dispute cannot be resolved before the actual delivery date, the Transferor shall still continue to resolve it at its own expense, and the Target Company shall provide necessary assistance; If any loss and cost burden are caused to the Target Company, the Transferor shall compensate for the Target Company or the Transferee in an equal amount.

9.3 The Transferor undertakes that all creditor’s rights, debts and contingent liabilities of the Target Company have been fully stated in Annex IV List of Creditor’s Rights and Debts, and the Transferor will be responsible for clearing them by itself before the equity closing date; In particular, the Target Company shall not bear liabilities of any kind on the equity closing date. If any creditor’s rights, debts and contingent liabilities that shall be cleared before the equity closing date are realized or incurred after the equity closing date, the Transferor shall bear the sole liability for repayment or compensation.

9.4 The Transferor agrees that, unless otherwise consented or instructed by the Transferee in writing, the Transferor shall rescind, assign (transfer) or terminate all outstanding contracts between the Target Company and any third parties (including related parties) before the equity closing date, and bear the cost burden (including but not limited to liquidated damages) arising from such rescission, assignment (transfer) or termination. If the Target Company still has any contracts not rescinded, assigned (transferred) or terminated after the equity closing date, all payments and costs incurred for the continuation of the contracts shall be borne by the Transferor, regardless of whether the performance of such contracts will bring benefits to the Target Company.

9.5 The Transferor agrees that before the actual delivery date, the Transferee shall have the right to demand compensation from the Transferor for the assets of the Target Company that are not covered by insurance and/or are not insured due to the expiration of insurance, if such assets are damaged for any accident or event; If the Transferor refuses to compensate, the Transferee shall have the right to rescind the Agreement without any liability.

9.6 The Transferor undertakes to ensure that all payable but unpaid taxes and fees of the Target Company shall be paid off before the equity closing date. For taxes and fees incurred before the equity closing date but required to be paid after the equity closing date, the Transferor shall reserve sufficient bank deposit for the Target Company, but the equity transfer price shall not be adjusted due to the reservation of such bank deposit. The Transferor agrees that any taxes and fees payable by the Target Company between the equity closing date and the actual delivery date shall be solely borne by the Transferor, and the assets or funds of the Target Company shall not be used for settlement. If any taxes payable are not fully paid or no bank deposit is reserved for such tax payment before the equity closing, or if the assets or funds of the Target Company are used to settle any taxes payable between the equity closing date and the actual delivery date, the Transferee shall be entitled to recover such amounts from the Transferor in its own name. After the actual delivery date, the taxes and fees incurred by the normal business operation of the Target Company shall have nothing to do with the Transferor.

9.7 According to the provisions of Article IX and other provisions of the Agreement, the obligations and liabilities of the Transferor, and/or the payment or compensation obligations that the Transferor shall assume to the Transferee and/or the Target Company, and/or the amount that the Transferee is entitled to recover from the Transferor, and/or the liability for breach of contract that the Transferor shall bear (collectively referred to as the “payment obligations of the Transferor”) shall be handled according to the following circumstances:

(1) If the payment obligations of the Transferor arise before any installment payment of the equity transfer price, the Transferee shall have the right to adjust the amount of the equity transfer price accordingly. If the unpaid equity transfer price is insufficient for recovery, the Transferee shall have the right to continue to recover the difference from the Transferor;

(2) If the payment obligations of the Transferor are incurred after full payment of the equity transfer price, the Transferee shall have the right to recover from the Transferor.

In the event that the Transferee is entitled to recover from the Transferor, the Transferor shall be obliged to arrange for the actual controller (where the actual controller is indicated as a company or an individual with assets within China) and other related parties in China to assume such debts in a manner consistent with the laws of China. Subject to a separate written agreement between the parties, the parties may also arrange for and deal with the Transferee’s recovery in respect of the payment obligations of the Transferor and the Transferor’s commitments in respect of such payment obligations in the manner permitted by the laws of China.

9.8 The Parties agree and acknowledge that the Parties’ agreement with respect to the further assumption of the obligations under Article 9 by the Transferor in the event that such obligations are not fulfilled and the Transferee’s recovery from the Transferor in the event of such non-performance shall not exclude and prejudice any other rights enjoyed by the Transferee under the laws of China and other provisions of the Agreement.

Article X Intellectual Property Rights

10.1 For the intellectual property rights owned by the Target Company at the time of signing the Agreement that have been registered or filed, and the intellectual property rights that have been used but have not been registered or filed, refer to Annex VIII “List of Intellectual Property Rights” for details.

10.2 The Transferor shall terminate the intellectual property license agreements that the Target Company has concluded with the Transferor and any third party before the equity closing; Any costs are incurred as a result of such termination shall be solely borne by the Transferor independent of the Target Company. Otherwise, the Transferee shall have the right to adjust the equity transfer price accordingly as per the aforementioned expenses incurred.

10.3 The Transferor agrees that after the actual delivery, the Transferor shall no longer use the existing Chinese and English name or trade name, trademark, registered trademark or any intellectual property rights of the Target Company listed in Annex VIII.

Article XI Application for Approval

11.1 For the completion of the equity transfer hereunder, each party shall timely prepare and provide the transaction documents required by the laws, the approval authority and the administration for industry and commerce. Without the written consent of the other party, no party shall modify the transaction documents prepared and provided by the other party in accordance with the foregoing provisions without authorization.

11.2 The transferor will be responsible for applying for approval and registration with the examination and approval authority involved in this equity transfer and the administration for industry and commerce, and obtaining the approval, reply, license and other necessary documents involved.

11.3 The Transferor shall apply to the approval authority for approval no later than 30 days after the execution of the Agreement, and apply to the administration for industry and commerce for registration of equity change no later than five (5) days after the Target Company obtains the approval from the approval Authority for this equity transfer. If the Transferor delays the aforementioned application for approval or application for registration for more than five (5) days, the Transferee shall have the right to do that in the name of the Target Company or itself.

11.4 For the purposes of the Agreement, the parties agree to jointly use their best efforts to obtain all necessary approvals and consents from the approval authority and the administration for industry and commerce. During the process of approval by the examination and approval authority and registration by the administration for industry and commerce, any other party shall actively and faithfully cooperate with one party’s reasonable request.

Article XII Expenses

12.1 The parties shall bear their respective expenses and costs incurred in the due diligence, negotiation, preparation, implementation of the Agreement and completion of the equity transfer hereunder.

12.2 In the process of this equity transfer, in addition to the aforementioned expenses and costs, any other taxes and fees required to be paid by the laws of China and government authorities in respect of this equity transfer shall be solely borne by the tax (fee) obligor in accordance with the laws.

12.3 In view that the Transferee and/or the Target Company, as the withholding agent of the Transferor in accordance with the laws of China, might bear the taxes and fees payable by the Transferor China for this equity transfer, the Transferee shall have the right to deduct any taxes and fees payable by the Transferor directly from the equity transfer price, notify the Transferor in writing of the payment of such taxes and fees and provide written proofs on the tax withholding and payment.

Article XIII Confidentiality Obligations

13.1 Either party shall treat all details of the Agreement, this equity transfer, interconnections between the parties and documents provided by them as confidential information, and shall procure its shareholders, directors and employees to keep strictly confidential any documents, materials and other data (whether technical, commercial, financial or otherwise) in any form (collectively referred to as “confidential information”) received or obtained in connection with the Agreement and this equity transfer as a result of the execution of the Agreement or any other transaction documents (or any agreements concluded pursuant to any transaction documents).

13.2 The provisions of Article 13.1 shall not apply to the following confidential information:

(1) Any documents, materials or other data that have been legally owned by the disclosing party prior to its disclosure and not obtained from the other party;

(2) Any documents, materials or other data that have become generally known to the public or to practitioners in the industry in which the Target Company conducts its business (except for the cases resulting from a breach of the Agreement or any other breach of confidentiality obligations between the parties);

(3) Any documents, materials or other data that the parties concerned has become able to access or may obtain by themselves, except that they have been obtained as a result of the disclosure of a person to whom the recipient of the data is aware that such person bears confidentiality obligations to the other party; or

(4) Any documents, materials or other data independently developed by the parties concerned without reference to confidential information.

13.3 Either party shall notify its directors, officers, other employees and intermediaries who receive confidential information of the existence of confidentiality obligations under Article 13.1 and the importance of complying with such confidentiality obligations.

13.4 For the purpose of the Agreement, disclosure of documents and information related to this equity transfer to relevant approval authorities, management authorities, intermediaries, financial institutions, exchanges and regulatory authorities in accordance with the law shall not be subject to the restrictions stipulated in Article 13.

13.5 The confidentiality obligations set forth in Article 13 shall remain valid for five years after the expiry or termination of the Agreement.

Article XIV Liability for Breach of Contract

14.1 The occurrence of any event set out below to any party shall constitute a breach of contract hereunder:

(1) The defaulting party violates any of its obligations and responsibilities under any provisions of the Agreement and the Annexes, any representations, statements, commitments and warranties made by it hereunder and the Annexes; and

(2) Any representations, statements, commitments and warranties made by the defaulting party in the Agreement and the Annexes are found to be untrue, incorrect or misleading.

The defaulting party shall bear the corresponding liability for breach of contract, including but not limited to the following: The defaulting party shall immediately cease the breach of contract, indemnify the other party for all losses, damages and claims (including but not limited to any related losses, interests, penalties) and reasonable expenses (including but not limited to arbitration costs, litigation costs, attorney fees, investigation costs, travel expenses).

14.2 If the non-defaulting party and/or the Target Company are punished by the related administrative authorities or bear liability for compensation to any third party due to the aforementioned or other breach of contract by the defaulting party, the defaulting party shall immediately compensate the non-defaulting party for all losses suffered thereby and other corresponding liability for breach of contract.

14.3 On the premise that the payment conditions are met, if the Transferee fails to fully and promptly pay the equity transfer price and other sums (if any) hereunder, it shall pay 0.3 ‰ of the amount payable but unpaid to the Transferor as liquidated damages for each day of delay till full payment.

14.4 If the Transferor fails to complete the registration formalities for equity change or complete the disposal of creditor’s rights and debts according to the time and conditions agreed hereunder or fails to complete the actual delivery according to Article 7 in violation of the Agreement, it shall pay 0.3‰ of the total equity transfer price to the Transferee as liquidated damages for each day of delay.

Article XV Rescission and Termination of the Agreement

15.1 In case of any breach under Article 14.1 of any representations, statements, commitments and warranties made by a party hereunder, which cannot be rectified within fifteen days of the written demand of the non-defaulting party, the non-defaulting party shall have the right to request early rescission of the Agreement.

15.2 If the Transferor violates the provisions of Article 6.6 and obtain the Transferee’s written confirmation and approval afterwards within the following ten days, or to agree on a solution with the Transferee, the Transferee shall have the right to rescind the Agreement before its expiry.

15.3 Unless otherwise specified hereunder, if the Transferor fails to complete the application for approval or other corresponding obligations within the time limit stipulated hereunder, and complete the application within 15 days after the written notice of the Transferee, the Transferee shall have the right to rescind the Agreement before its expiry.

15.4 Before the actual delivery, if a mass incident (such as petition, operation prevention, etc.) occurs due to employees of the Target Company or stakeholders in the location of the Target Company, or any other major incident affecting this equity transfer occurs, as long as such incident cannot be settled within ten days after the occurrence, the Transferee shall have the right to rescind the Agreement before its expiry without any compensation or liability for compensation.

15.5 If the filing contract is not approved (it is impossible to re-apply and obtain approval by modifying or adding clauses, additionally providing data and documents, etc.), or if the modified or added clauses requested by the approval authority are unacceptable to the Transferor and the Transferee, or if the requested data and documents are in fact unavailable, the Agreement shall be terminated automatically, it will be deemed that the Agreement has never been executed, and both parties will not be accountable to each other.

15.6 Within five days after the rescission or termination of the Agreement, the Transferor shall refund all sums mentioned in Article IV which have been received, and shall be jointly and severally liable for such refund. In addition, if the Transferee has paid any equity transfer price to the Transferor, the Transferor shall unconditionally refund such paid sum in full and without interest. If the rescission or termination of the Agreement is attributable to the Transferor, the Transferor shall bear the costs incurred in the refund of the aforementioned sums.

Article XVI Dispute Resolution and Governing Laws

16.1 Any dispute arising out of the Agreement or the performance of the Agreement shall first be resolved by the parties through amicable negotiations; If the dispute cannot be resolved by negotiation within fifteen days after the date on which one party gives a notice of negotiation commencement to the other party, the parties agree to submit the dispute to Guangzhou Arbitration Commission for resolution and arbitration in accordance with the arbitration rules then in force at the time of the application for arbitration. The arbitral award shall be final and binding upon the parties.

16.2 After a dispute has arisen and while the dispute is being arbitrated, the parties shall continue to exercise their other rights hereunder and perform their other obligations hereunder, except for the matter in dispute.

16.3 The parties agree that the execution, validity, interpretation, performance and dispute resolution of the Agreement shall be governed by the laws of the People’s Republic of China (excluding Hong Kong Special Administrative Region, Taiwan and Macau Special Administrative Region).

Article XVII Notices

17.1 Any notices hereunder shall be addressed in writing to the address and number indicated below, by e-mail and by personal delivery, express delivery or facsimile. If delivered in person, a notice will be deemed to have been effectively served on the day that the recipient signs for it; If sent by express delivery, the notice will be deemed to have been effectively served on the third (3rd) working day after mailing; If sent by fax, the notice will be deemed to have been effectively served on the same day as the date of sending.

(a) if sent to the Transferor:

Company Name:	Beijing Lirongxing Business & Technology Co., Ltd.
Address:	6/F, Zhongguo Jin, Zone 4, Greenland Center, Wangjing East Garden, Chaoyang District, Beijing
Recipient:	Wu Jiaming
Fax:
Tel.:	15001354685
Email	418843703@qq.com

The Transferor acknowledges that any documents, notices, letters and other notice matters sent to the Transferor shall be deemed to have been effectively served on the Transferor as long as they are addressed to the notice address written in foregoing Paragraph (a). Such acknowledgement shall continue to be valid in arbitration, judicial proceedings, if any, in the future.

(b) If delivered to the Transferee:

Company Name:	Foshan Yunsheng Enterprise Management Co., Ltd.
Address:	40/F, South Tower, Xinbao Plaza, Lecong, Shunde District, Foshan City, Guangdong Province
Recipient:	Yang Cuishan
Fax:
Tel.:	13047054822
Email	419346932@qq.com

17.2 Any party changing any of the above contact details shall immediately notify other parties in writing. Otherwise, it will be deemed that the contact details have not changed, and the notice given by other parties according to the contact detail will be deemed to have been validly served.

Article XVIII Force Majeure

18.1 For the purpose of the Agreement, “force majeure” shall mean all events occurring after the execution of the Agreement that prevent any party from performing or partially performing the Agreement. Such events are events and circumstances that cannot be foreseen, avoided and overcome by any party and will materially affect the performance of the Agreement by any party, including but not limited to earthquakes, typhoons, floods, fires, strikes, wars, terrorist attacks or insurrections, government regulations.

18.2 Unless otherwise provided herein, if force majeure occurs after the execution of the Agreement, and the party affected by the force majeure fails to perform or fails to fully, timely and appropriately perform any of its obligations hereunder, the affected party’s performance of the related obligations shall be suspended during the delay period caused by force majeure, and the performance period shall be automatically extended for a period as long as the suspension time. The affected party shall not be liable for any breach of contract. However, the affected party shall, within seven days after the occurrence of the force majeure or the resumption of the communication conditions, provide the other party with details of the force majeure by fax and express delivery, a detailed explanation of the causal relationship of the affected party’s inability to fully, timely and appropriately perform its obligations under the Agreement, and relevant supporting documents provided by the related authorities in the place where the force majeure occurred with respect to the occurrence and duration of the force majeure. If the affected party fails to perform the aforementioned obligations of notifying and providing related supporting documents, it shall not claim force majeure and shall not be exempted from liability for breach of contract in accordance with this clause.

18.3 The affected party shall take all reasonable and possible measures in a timely manner to eliminate or mitigate the effects of force majeure, and resume the performance of related obligations in a timely manner after the effects of force majeure are eliminated or mitigated. If the affected party fails to perform the aforementioned obligations, it shall bear the corresponding liability for breach of contract for the aggravated losses or for the failure to resume performance of any obligation hereunder after the effects of force majeure are eliminated or mitigated.

Article XIX Miscellaneous

19.1 The Agreement shall be established, effective and binding on the parties from the date on which it is signed by the legally and properly authorized representatives of the parties and sealed by the parties.

19.2 Any change, modification or addition or deletion of the Agreement shall be made through a written document signed by the authorized representatives with the consent of the parties upon negotiation. They shall constitute effective modification of the Agreement and have the same legal force as the Agreement only after approval by the original approval authority.

19.3 The Agreement is the complete, final and sole agreement reached by the parties in relation to the related matters hereunder (The subsequent filing contract, related agreements, documents, etc. shall also be subject to the arrangements under the Agreement or the Supplementary Agreement hereunder) and supersede all previous oral or written intentions, representations, memoranda, agreements, contracts, understandings and communications reached by the parties in relation to the matters hereunder.

19.4 If any provision of the Agreement is deemed, in whole or in part, unlawful, invalid or unenforceable pursuant to any law of use or principle of law, such provision or relevant parts thereof shall be deemed to be separable from and not part of the Agreement and/or other provisions thereof. The legality, legal effect and enforceability of the remainder of the Agreement shall not be affected.

19.5 Without the prior consent of the other party, neither party shall make any announcement or release news or procure others to make any announcement or release news with respect to the specific terms and conditions of the Agreement, provided, except as so required by law or, where applicable, by any rules and regulations of any related stock exchange.

19.6 The failure or delay in any exercise by either party of any rights in connection with the Agreement shall not constitute a waiver of such rights. The exercise or partial exercise of any right by either party shall not preclude the re-exercise or further exercise of such right or the exercise of any other rights. The rights stipulated hereunder shall be cumulative, and the exercise of any one right shall not exclude any other rights (whether legal or otherwise). An express waiver of any breach of the Agreement shall not constitute a waiver of any subsequent breach.

19.7 Neither party shall assign any of its rights or obligations set forth in the Agreement and its annexes without the prior written consent of other parties.

19.8 The Agreement is prepared and signed in Chinese, made in decuplicate, with each party holding two copies and the remainder retained by the Target Company.

Article XX Annexes

20.1 All the following Annexes hereunder shall be integral parts of the Agreement and constitute integral parts of the representations, statements, undertakings and warranties made by the Transferor to the Transferee. All of them are true, accurate, complete and unconditional from the effective date of the Agreement to the actual delivery date. All Annexes hereto shall have the same legal effect as the main text of the Agreement. The annexes hereto are listed as follows:

Annex I: Representations, Statements, Commitments and Warranties of the Transferor

Annex II: List of Retained Assets

Annex III: List of Real Estate Assets

Annex IV: List of Creditor’s Rights and Debts

Annex V: List of Handover Articles and Documents

Annex VI: Samples of New and Old Seals

Annex VII: Employee Roster

Annex VIII List of Intellectual Property Rights

*

**

The signature page follows

(Here below follows the signature page of the Equity Transfer Agreement between Foshan Yunsheng Enterprise Management Co., Ltd. and Beijing Lirongxing Business & Technology Co., Ltd. on Jiuxing Insurance Brokerage Co., Ltd.)

Foshan Yunsheng Enterprise Management Co., Ltd.

Authorized Representative:

Name: Dai Zhihua (Signature)

Title:

Signed on: August 27, 2025

Seal: Foshan Yunsheng Enterprise Management Co., Ltd.

Beijing Lirongxing Business & Technology Co., Ltd.

Authorized Representative:

Name: Yang Yan (Signature)

Title:

Date:

Seal: Beijing Lirongxing Business & Technology Co., Ltd.

Jiuxing Insurance Brokerage Co., Ltd.

Authorized Representative:

Name: Tan Jiahui (Signature) Title:

Date:

Seal: Jiuxing Insurance Brokerage Co., Ltd.

Annex I: Representations, Statements, Undertakings and Warranties of the Transferor

The Transferor hereby unconditionally and irrevocably makes the following further representations, statements, undertakings and warranties to the Transferee in respect to the following aspects of the Target Company:

1. Financial Statements and Business

1.1 Financial Statements:

(1) All the preparation, accounting system and procedures for the financial statements of the Target Company have been formulated in accordance with the Accounting System for Business Enterprises promulgated by the Ministry of Finance of the People’s Republic of China and related regulations on financial management. They are complete and accurate in all aspects, truly, fairly and comprehensively reflecting the finance, assets, liabilities and profits of the Target Company.

(2) Financial statements:

(a) Truly, fairly and comprehensively reflect the assets, liabilities, commitments, profits or losses of the Target Company as of the value date;

(a) Comply with the requirements of all applicable regulations;

(b) Comply with applicable accounting principles of China;

(c) Not affected by non-recurring, special or unusual items that have significant impacts on the truthfulness and completeness of the Target Company’s financial statements;

(d) Correctly reflect the financial position of the Target Company as of the value date;

(e) Comply with the principles set out in the notes to the financial statements to fully record the amounts of all taxes to be levied or payable by the Target Company for the period up to the date of the financial statements;

(f) Have accrued depreciation of the Target Company’s fixed assets in accordance with general accounting principles, and written off or down the abandoned, excess, obsolete and slow-moving inventories;

(g) The assets owned by the Target Company as stated in the accounts and as of the actual delivery date are buildings, intellectual property rights, tools and other assets required for the normal operation of the Target Company. The Target Company has impaired and accrued depreciation of these assets in accordance with all applicable accounting principles and the same accounting methods before and after different base dates for auditing.

1.2 Full provision has been made for the deferred taxes, if any, in the financial statements.

1.3 From the effective date of the Agreement, if the Target Company receives a notice from any creditor requesting early debt repayment or commencing mandatory disposal of any assets held by the Target Company, it shall immediately disclose it in writing to the Transferee.

Annex I-1

1.4 Undisclosed liabilities (including contingent liabilities):

(1) In this Annex, “contingent liabilities” mean indebtedness that have not been incurred before the actual delivery date but might be incurred in the future due to reasons arising before the actual delivery date, including any form of security, guarantee and other contingent liabilities provided by the Target Company before the actual delivery date.

(2) The Transferor acknowledges that if the material contingent liabilities not reflected in the audit report and management accounts provided by the Target Company become true liabilities and cause the asset loss of the Target Company, the Transferor shall immediately make sufficient cash compensation to the Target Company.

(3)The Transferor warrants that, except for the liabilities (including contingent liabilities) disclosed in the audit report and the appraisal report of the management accounts dated [ ], the Target Company shall bear no outstanding material liabilities or obligations or liabilities to third parties, including debts and guarantees. Save as disclosed, no other significant liabilities will arise or be incurred prior to the actual delivery date.

1.5 All types of accounts, books, ledgers, financial records and other financial and operational records of the Target Company: (a) shall be owned by the Target Company; (b) have been fully, properly and accurately kept and completed; (c) contain no material errors or differences that would affect the parties’ judgments on the financial position of the Target Company; and (d) give a true, fair and comprehensive view of its business transactions, financial, contractual and business conditions.

1.6 The Target Company does not have, directly or indirectly, any equity, right of first refusal or other right to acquire, nor has it created any guarantee, mortgage, hypothec, pledge, lien or other form of mortgage or guarantee in respect of or affecting any share capital or its assets, nor has it entered into any agreement or undertaking to give rise to or establish any of the foregoing, nor has it entered into any agreement or done anything else which requires or might require the Target Company to undertake corresponding obligations to any third party to enable such third party to acquire any of the foregoing rights.

1.7 Except for the disclosed branches, the Target Company does not own any other branches, subsidiaries, nor is it the holder or beneficial owner of any shares, equity or loan capital of any company (whether incorporated in China or elsewhere), partnership, joint venture, associate or otherwise, nor has it agreed to acquire any such shares, equity or loan capital.

Annex I-2

2. Target Company’s Affairs

2.1 (1) The existing registered capital of the Target Company has been fully paid up and verified by Chinese certified public accountants;

(2) The business operations of the Target Company comply with all applicable laws of China, and the Target Company has never incurred any penalties or claims due to the business operations;

(3) The actual business scope of the Target Company is the business scope stipulated in its business license, and the Target Company has never engaged in any acts that violate the business scope stipulated in its business license;

(4) The Target Company continues to carry on its business in accordance with its original Articles of Association and the current applicable regulations and any other documents to which it is or was a party and has not undertaken any activities or contracts which are beyond its authority, unauthorized or invalid;

(5) The cooperation contracts and the original Articles of Association provided by the Transferor to the Transferee are the current legally valid and enforceable contract documents between all the shareholders of the Target Company. Such cooperation contracts and the original Articles of Association have gone through all the approval procedures with the original and approval authority of the Target Company, continue to be legal and valid, and are binding on the shareholders of the Target Company on the effective date of the Agreement.

2.2 After the execution of the Agreement, unless otherwise agreed herein, the Transferor will not, directly or indirectly, sell or dispose of any equity held by it in the Target Company, or take advantage of its shareholder status to procure the Target Company to sell or dispose of any material assets and interests thereof without the prior written consent of the Transferee.

2.3 Before the actual delivery date, the Transferor shall terminate any other business contracts other than the contracts that the Target Company is performing regarding water, electricity and gas supply, which are necessary for the continued existence of the Target Company and the Transferee to continue its operations after the transfer of the Target Company, and ensure that it commits no breach of contract that causes the Target Company to bear any liability for breach of contract.

2.4 The Target Company is an enterprise duly established and existing under the laws of China and has all necessary approvals, licenses and permits for its establishment, change and operation of its existing business, all of which remain valid and unrevoked. The Target Company has never violated any terms or conditions of any such approvals, licenses and permits. There are no factors sufficient to affect the continuity or renewal of any such approvals, licenses and permits. The Target Company has not received any oral or written notice of revocation or variation of such approvals, licenses and permits. And such approvals, licenses and permits shall remain in full force.

2.5 the Target Company has not filed for (i) bankruptcy, liquidation, dissolution, or (ii) withdrawal, revocation or cancellation of the Target Company’s business license; Nor has any third party taken any of the aforementioned actions, or initiated relevant legal, legislative or administrative proceedings or posed related threats.

Annex I-3

2.6 The execution and performance of the Agreement shall not constitute an infringement on the legitimate rights and interests of any third party.

2.7 The Target Company does not have any agency, purchase, manufacturing, or licensing agreements or arrangements that are materially unlawful and unfair to the Target Company. Even if the aforementioned circumstances exist, the Transferor shall eliminate such circumstances before the equity closing date to ensure that after the equity closing, the Target Company shall not be involved in such circumstances.

2.8 Any product liability, major personal injury and property damage accidents caused by the Target Company due to the performance of any contract or the potential safety hazards of any sales, buildings and ancillary facilities before the actual delivery date shall be borne by the Transferor. Neither the Target Company nor the Transferee shall be liable. If any third party claims against the Target Company for recovery or compensation, etc. in respect of the Transferor’s liabilities after the actual delivery date, the Transferor shall compensate the Target Company for all losses (including but not limited to damages, litigation costs, attorney fees, investigation and evidence collection expenses, travel expenses) suffered thereby.

2.9 From the effective date of the Agreement to the actual delivery date, if the Target Company needs to sign contracts relating to insurance brokerage business contracts, normal renewal of original loans, leases, fixed assets, intellectual property rights, new loans and new services, it must notify the Transferee in writing in advance and obtain written consent from the Transferee.

2.10 Filed Documents

(1) All returns, particulars, resolutions and documents of the Target Company which are required to be filed with any local government agency or authority in accordance with any laws, statutes and/or regulations applicable to the Target Company have been properly filed;

(1) All mortgages and pledges (if applicable) given to or created by the Target Company have been registered or filed in accordance with any relevant statutes or regulations (if any) applicable to the Target Company.

2.11 All title contracts and certificates relating to the assets of the Target Company, originals of all contracts and agreements signed by the Target Company, and all other originals of documents owned or should be owned by the Target Company shall be properly held and deposited by the Target Company.

2.12 The Target Company is not subject to any law enforcement investigation or government supervision against any affairs of the Target Company by any government or other authority that has not yet been lifted or completed.

2.13 Unless otherwise provided herein, from the effective date of the Agreement to the actual delivery date, if the Target Company continues to operate, it will not create any significant debts of the Target Company that are not incurred for the existence of the Target Company, let alone take any actions that harm the operation and financial condition of the Target Company.

Annex I-4

3. Taxes

3.1 Financial Statements

(1) The any reference to “taxes” in this Annex shall mean any form of income tax, business tax, value-added tax, real estate tax, tariff, stamp duty, any other taxes legally payable by the Target Company, and taxes withheld on behalf of employees (including but not limited to personal income tax, social welfare and insurance funds, other expenses, etc.) levied by the competent authorities of the state or local government in accordance with applicable laws of China in respect of the profits, income, trade, transactions, tangible or intangible assets, etc. of the Target Company, as well as fines, late fees and any other fees or payments related to tax payments;

(2) Save as disclosed, the financial statements have fully and completely reflected all taxes (including deferred taxes) of the Target Company as of the value date or provided detailed notes, and there is no undisclosed default.

3.2 Tax Management

(1) All returns, calculations and payments which shall be or should have been filed by the Target Company for any tax purpose have been filed on an appropriate basis within the prescribed period, and are recent and correct. There are no material disputes for which tax payments will or would be recovered or administrative penalties will or would be imposed by the tax authorities. All taxes to be levied from or payable by the Target Company have been fully and completely reflected and recorded in the accounts. It is warrantied that it will be able to pay the taxes, and no material disputes for which tax payments have been or might be recovered or administrative penalties have been or might be imposed exist. Except as disclosed, there is no dispute between the Target Company and any tax authority on any tax liability of the Target Company;

(2) the Target Company will not do anything that would prejudice any arrangements or agreements that the Target Company has entered into with the relevant tax authorities in favor of the Target Company;

(3) the Target Company has complied with all relevant tax laws, statutes, regulations, decrees or orders and maintained related tax records and documents in accordance with the law;

(4) The Target Company has appropriately submitted its annual tax return in a timely manner in accordance with the laws and regulations of China. All financial statements submitted to the tax authorities have complied with the requirements of the related tax authorities.

3.3 If the Target Company is urged by the tax authorities to pay taxes after the equity closing date, the Transferor shall immediately compensate for the Target Company in cash.

3.4 Except as otherwise provided hereunder, the Transferor shall not engage in the following irregular arm’s length transactions:

(1) During the period between the value and the actual delivery date, the Target Company has not sold, agreed to sell any assets, provided or agreed to provide any services or facilities (including but not limited to the benefits under any license agreement), and there is no circumstance that the consideration for the sale or provision of the foregoing is lower than the market value or is not determined on an arm’s length basis. The Target Company will not adversely affect the business of the Target Company by selling or agreeing to sell any material assets or providing any material services or facilities;

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(2) During the period from the value date to the actual delivery date, the Target Company has no business or transaction with any related parties (including but not limited to the Transferor and other related parties of a certain group) that is unfair and unreasonable and causes serious adverse consequences to the Target Company.

3.5 Except for the taxes already disclosed by the Target Company, the Transferor warrants that all other significant taxes (including late fees and penalties) of the Target Company which have not been disclosed to the Transferee or have not been confirmed in writing in advance by the Transferee, which are newly incurred before the actual delivery date, or which have been foreseen but not disclosed and which have caused significant losses to the Target Company, regardless of whether they have been actually levied or paid before or after the actual delivery date, or whether they have been discovered and recovered by the relevant tax authorities, the Transferor shall immediately make up for such taxes actually paid by the Target Company in cash.

4. Finance

4.1 Except as disclosed, the Transferor warrants that there is and will not be any foreseeable material adverse change in the net asset value, other assets, liabilities, operations and benefits of the Target Company after the value date.

4.2 Except as disclosed and otherwise provided in this Agreement, there are no material capital commitments in the financial statements of the Target Company, and the Target Company will not establish or agree to incur any material capital expenditure or commitment, nor will it sell any material assets or any relevant equity from the benchmark date of evaluation to the actual delivery date. From the effective date of the Agreement to the actual delivery date, before the Target Company incurs significant capital expenditure or commitment, it must notify the Transferee in writing in advance, try its best to negotiate with the Transferee to reach a consensus and obtain written consent from the Transferee.

4.3 Since its date of establishment, the Target Company has not paid any other dividends or distributed any other dividends, profit distributions or distributions deemed to be made in cash or in kind.

4.4 Loans

(1) The Target Company has not received notice from the creditors of any non-operating debt before or after the value date requesting the mandatory disposal of any assets of the Target Company held by such creditors; Nor is there any circumstance which would cause the giving of such notice;

(2) The Target Company has not created any mortgage, hypothec, lien or other form of mortgage, guarantee, equity or debt in relation to or affecting its business, property or assets, or any other agreement, arrangement or undertaking which might result in the occurrence of the foregoing events;

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(3) Before the effective date of the Agreement, the Target Company did not have any form of loan;

(4) Up to the actual delivery date, the Target Company does not have any outstanding credit, overdraft, loan or other financial financing.

5. Business

5.1 Business Operations

(1) The Target Company always conducts its business in accordance with applicable laws of China in all respects and has not committed any material violation of any applicable laws;

(2) The Target Company has obtained all licenses, approvals, permits, etc. related to its operation and management of existing business;

(3) The Target Company has not granted any authorization to any third party.

5.2 The Target Company does not have any partnership or any other membership rights in any other entity; The Target Company is not a party to any agreement or arrangement that might adversely affect the Target Company to share the commissions or proceeds from other cooperation, partnership or investment.

5.3 Controversies and Disputes

(1) The Target Company is not involved in any controversial claim, dispute, lawsuit, arbitration or administrative penalty. If the Target Company is involved in any controversial claim, dispute, litigation, arbitration or administrative penalty (except for those disclosed) for which the cause and result occurred before the actual delivery date, or for which the cause occurred before the actual delivery date and the result occurred after the actual delivery date, the Transferor shall be solely liable for the result. If the Target Company and/or the Transferee thereby suffer losses, the Transferor shall immediately compensate for the Target Company and/or the Transferee;

(2) The Target Company or any of its assets is not involved in any material litigation, arbitration, administrative proceedings or government investigation that is pending or to the knowledge of the Transferor, or subject to any proceedings or other steps taken or threatened to be taken by any creditor or government authority that would result in the liquidation, bankruptcy or dissolution of the Target Company, or any investigation by any government or other agency against the Target Company in respect of such violations that are currently pending or not terminated;

(3) The Transferor and the Target Company are not involved in any ongoing or potential litigation, arbitration, administrative proceedings or any other legal proceedings that might have material impacts on this equity transfer. If it is not true and causes losses to the Transferee and/or the Target Company, the Transferor shall bear all liabilities and immediately compensate the Transferee and/or the Target Company for all losses in cash.

5.4 No Events of Default

(1) the Target Company commits no breach as a party to any agreement or is subject to any other obligation or restriction;

(2) The Target Company is not liable for any representation, warranty, indemnity (whether express or implied) or any matter;

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(3) None of the existing agreements, instruments or arrangements of the Target Company is subject to the threat or claim of breach of contract or liability arising from any compensation.

6. Labor and Personnel

6.1 Employees

(1) For all its current and former employees, the Target Company has complied in all material respects with all applicable laws of China and labor contracts relating to their employment, occurrence, continuation and termination of labor relationship, wages and benefits; The Target Company has never maliciously defaulted on social pension, medical insurance, work-related injury insurance, unemployment insurance, maternity insurance, housing provident fund and other statutory welfare expenses that should be allocated to its employees and retired employees under the applicable laws of China;

(2) The Transferor warrants that there is no claim or dispute between the Target Company and its employees (including employees whose labor relationships have been terminated), and there is no potential risk of any claim or dispute. Any such claims, disputes or other controversies shall be handled at the Transferor’s own expense. The Transferor shall disclose to the Transferee any claims and disputes between the employees (including the employees whose labor relationships have been terminated) and the Target Company between the effective date of the Agreement and the actual delivery date;

(3) No material change will be made to the basic distribution system (remuneration, salary or other benefits) for the employees of the Target Company between the effective date of the Agreement and the actual delivery date. In case of any actual or contemplated material change in the basic distribution system (remuneration, salary or other benefits) of the Target Company, or any agreement or other arrangement (whether legally binding or not) that might materially change or affect the employee salaries and benefits of the Target Company is concluded or intended to be concluded between the Target Company and any labor union or employee representative, it must notify the Transferee in writing in advance, try its best to negotiate with the Transferee to reach a consensus and obtain written consent from the Transferee;

(4) No employee or third party of the Target Company has filed any claim against the Target Company in relation to accidents or personal injuries that have adversely affected the Target Company. The Transferor shall promptly disclose any claims for accidents or personal injuries made by employees of the Target Company or third parties against the Target Company between the effective date of the Agreement and the actual delivery date;

(5) None of the Target Company or its employees has committed any criminal offense or serious breach of contractual or statutory obligations or any infringement or other wrongful act during the employment, which would seriously affect the legitimate interests of the Target Company. The Transferor shall promptly disclose any criminal offense committed by the Target Company or its employees during employment that seriously affects the interests of the Target Company between the effective date of the Agreement and the actual delivery date, or any serious breach of contract or statutory obligations, tort or other unlawful conducts.

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6.2 Except for those disclosed and disclosed sales commissions, the Target Company does not entitle any employee to commission or any other form of remuneration based on its turnover or profits.

6.3 No unreasonable material change has been made the remuneration or salary or other benefits of any officers of the Target Company from the value date to the actual delivery date, and there is no plan for increasing the remuneration or salary or other benefits of the Target Company’s officers.

7. Assets

(1) Except as disclosed, the Target Company shall actually own the legal, valid and complete ownership, corporate property rights, valid land use rights and building ownership in the assets possessed by the Target Company as listed in Annex II “List of Retained Assets” according to law;

(2) None of the Target Company’s assets subject to any form of guarantee, mortgage, pledge, lien and/or any other claims and/or any third party claims of any kind (except as disclosed or with the written consent of the Transferee) in respect of any third party, nor are they affected by any other contracts, regulations or other restrictions that would materially and adversely affect the value of the Target Company’s assets or adversely restrict or affect the Target Company’s ability to use or develop any of the Target Company’s assets;

(3) From the effective date of the Agreement to the actual delivery date, the Transferee shall be informed of any major business plan, sale or acquisition of any major assets, or acceptance or agreement to accept any new services of the Target Company, and written consent shall be obtained from the Transferee;

(4) Since the effective date of the Agreement, when the scope, quantity, value, status, etc. of the Target Company’s assets and debts appear or are expected to change significantly, the Transferor shall be obliged to notify the Transferee in writing in time and evaluate the impacts of all aspects.

8. Data

(1) The legal, financial, tax and other data, documents, information and figures relating to the Target Company provided by the Transferor to the Transferee are true, accurate, complete, legal and valid in all respects at the time of provision and at present, and are not concealed or falsified in any way. If the Target Company and/or the Transferee suffer losses due to intentional concealment and/or untrue data, the Transferor shall be liable for all relevant economic liabilities and compensate the Target Company and/or the Transferee for all losses suffered;

(2) The welfare and insurance benefits of the Target Company’s existing employees provided by the Transferor, as well as types and total amounts of annual expenses have comprehensively and accurately reflected the basic information of such welfare and insurance benefits, as well as types and total amounts of annual expenses at the time of executing the Agreement. All related information is true, correct and non-misleading.

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9. Land and Property

(1) Except as disclosed, the Target Company has obtained the Real Estate Ownership Certificates issued by the relevant land and real estate management authorities with as the right holder for all other land use rights and property ownership possessed by it.

(2) Except as disclosed, the Target Company has not established any form of guarantee, mortgage, pledge, lien or other third-party rights in respect of its land use rights and property ownership;

(3) Except as disclosed, the Target Company has paid the land transaction fees for the land use rights, consideration of property ownership, transfer fees and related taxes (or has been entitled to the reduction and exemption in accordance with the regulations and approvals). To date, no further fees have been paid to the relevant government authorities and/or any other third parties in respect of land use rights and property ownership;

10. Intellectual Property Rights

To date, the Target Company has not infringed on any third party’s intellectual property rights; Nor has any third party filed or threatened to file claims alleging the Target Company’s infringement of intellectual property rights or disputing the Target Company’s right to use any intellectual property rights.

11. Representations, Statements, Undertakings and Warranties

The Transferor ensures that all representations, statements, undertakings and warranties made by it in this Annex are complete, correct and true. If the Transferor breaches its representations, statements, undertakings and warranties and causes losses to the Transferee and/or the Target Company, the Transferee shall be entitled to claim compensation for such losses against the Transferor in its own name.

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